Exhibit 4.7

EXECUTION COPY

DANA HOLDING CORPORATION,
Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Trustee

FIRST SUPPLEMENTAL INDENTURE

6.500% Notes Due 2019

6.750% Notes Due 2021

Dated as of January 28, 2011

CROSS-REFERENCE TABLE

TIA	Indenture
Section	Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	N.A.
(c)	N.A.
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.05; 7.06; 11.03
(d)	7.06
314(a)	4.07; 4.09; 11.03
(b)	N.A.
(c)(1)	4.07; 11.01
(c)(2)	11.01
(c)(3	4.07; 11.01
(d)	N.A.
(e)	11.01
(f)	N.A.
315(a)	7.01(b)
(b)	7.05; 11.03
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07; 9.04
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04

TIA	Indenture
Section	Section
318(a)	11.05
(c)	11.05

“N.A.” means Not Applicable.

NOTE:  This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

TABLE OF CONTENTS

-ii-

-iii-

Exhibit A —      Form of 2019 Notes

Exhibit B  —      Form of 2021 Notes

Note:  This Table of Contents shall not, for any purpose, be deemed to be a part of the Indenture.

-iv-

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of January 28, 2011, by and between Dana Holding Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

Recitals of the Company

The Company and the Trustee executed and delivered an Indenture, dated as of January 28, 2011 (the “Base Indenture,” and together with this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of securities to be issued in one or mores series as provided in the Base Indenture;

The Company desires to execute this Supplemental Indenture pursuant to Section 3.11 of the Base Indenture to provide for the issuance, and pursuant to Section 3.01 of the Base Indenture to establish the form of a series of its notes designated as its (i) 6.500% Notes due 2019 issued on the date hereof (the “2019 Notes”), in an initial aggregate principal amount of $400,000,000 and (ii) 6.750% Notes due 2021 issued on the date hereof (the “2021 Notes,” and together with the 2019 Notes, the “Notes”), in an initial aggregate principal amount of $350,000,000;

This Supplemental Indenture restates in its entirety the terms of the Base Indenture as supplemented by this Supplemental Indenture and does not incorporate the terms of the Base Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements;

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 1.02 of the Base Indenture to the effect that the execution and delivery of the Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture to be complied with by the Company have been complied with;

The Company has requested that the Trustee execute and deliver this Supplemental Indenture;

The Indenture is subject to the provisions of the Trust Indenture Act that are deemed to be incorporated into the Indenture and shall, to the extent applicable, be governed by such provisions;

All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the legal, valid and binding obligations of the Company and (ii) this Supplemental Indenture a legal, valid and binding agreement of the Company in accordance with the terms of this Supplemental Indenture; and

The Company has received good and valuable consideration for the execution and delivery of this Supplemental Indenture, and the Company will derive substantial direct and indirect benefits from the issuance of the Notes.

Agreements of the Parties

To set forth or to provide for the establishment of the terms and conditions upon which the Notes are and are to be authenticated, issued and delivered, and in consideration of the premises and the purchase of Notes by the Holders thereof, it is mutually agreed as follows, for the equal and proportionate benefit of all Holders of the Notes or of a series thereof, as the case may be:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.                   Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Additional 2019 Notes” means, subject to the Company’s compliance with Section 4.08, 6.500% Notes due 2019 issued from time to time after the Issue Date under the terms of the Indenture (other than pursuant to Sections 2.06, 2.07, 2.10 or 3.06 of the Indenture).

“Additional 2021 Notes” means, subject to the Company’s compliance with Section 4.08, 6.750% Notes due 2021 issued from time to time after the Issue Date under the terms of the Indenture (other than pursuant to Sections 2.06, 2.07, 2.10 or 3.06 of the Indenture).

“Additional Notes” means the Additional 2019 Notes and the Additional 2021 Notes.

“Adjusted Treasury Rate for the 2019 Notes” means, with respect to any Redemption Date for the 2019 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue for the 2019 Notes (if no maturity is within three months before or after February 15, 2015, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue for the 2019 Notes shall be determined and the Adjusted Treasury Rate for the 2019 Notes shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the 2019 Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the Redemption Date, in each case of (1) and (2), plus 0.50 percent.

“Adjusted Treasury Rate for the 2021 Notes” means, with respect to any Redemption Date for the 2021 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue for the 2021 Notes (if no maturity is within three months before or after February 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue for the 2021 Notes shall be determined and the Adjusted Treasury Rate for the 2021 Notes shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for the 2021 Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the Redemption Date, in each case of (1) and (2), plus 0.50 percent.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.14.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Applicable Premium for the 2019 Notes” means, with respect to a 2019 Note at any Redemption Date, the greater of (1) 1.00 percent of the principal amount of such 2019 Note and (2) the excess of (A) the present value at such Redemption Date of (i) the Redemption Price of such 2019 Note on February 15, 2015 (such Redemption Price being described in Section 3.07(c) exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2019 Note through February 15, 2015 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate for the 2019 Notes, over (B) the principal amount of such note on such Redemption Date.

“Applicable Premium for the 2021 Notes” means, with respect to a 2021 Note at any Redemption Date, the greater of (1) 1.00 percent of the principal amount of such 2021 Note and (2) the excess of (A) the present value at such Redemption Date of (i) the Redemption Price of such 2021 Note on February 15, 2016 (such Redemption Price being described in Section 3.08(c) exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2021 Note through February 15, 2016 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate for the 2021 Notes, over (B) the principal amount of such note on such Redemption Date.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1)           a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $15.0 million;

(2)           the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by Section 5.01;

(3)           any Restricted Payment made in accordance with Section 4.04 or a Permitted Investment;

(4)           sales or contributions of accounts receivable and related assets pursuant to a Qualified Receivables Transaction made in accordance with Section 4.03;

(5)           the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and Cash Equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries, or (iv) rights granted to others pursuant to leases or licenses, to the extent not materially interfering with the operations of the Company or its Restricted Subsidiaries;

(6)           the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(7)           the granting of a Lien in accordance with the Indenture;

(8)           any surrender or waiver of contract rights  pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind; or

(9)           any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

 “Applicable Procedures” means with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, redemption or exchange.

“Authentication Order” has the meaning set forth in Section 2.02(d).

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means, each day which is not a Saturday, Sunday or other day on which banking institutions in the pertinent place or places of payment or the city in which the Corporate Trust Office is located are authorized or required by law or executive order to be closed.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)           marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4)           demand and time deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7)           investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Commission under the Investment Company Act of 1940, as amended; and

(8)           solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (4) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Certificated Note” or “Certificated Notes” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A or Exhibit B hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)           any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Change of Control Offer” has the meaning set forth in Section 4.17.

“Change of Control Payment Date” has the meaning set forth in Section 4.17.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the Indenture until a successor replaces it pursuant to the Indenture and thereafter means such successor.

“Comparable Treasury Issue for the 2019 Notes” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2019 Notes from the Redemption Date to February 15, 2015, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to February 15, 2015.

“Comparable Treasury Issue for the 2021 Notes” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2021 Notes from the Redemption Date to February 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to February 15, 2016.

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (2) of the definition of “Adjusted Treasury Rate for the 2019 Notes” or “Adjusted Treasury Rate for the 2021 Notes” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of:

(1)          Consolidated Net Income; and

(2)          to the extent Consolidated Net Income has been reduced thereby:

(A)           all income taxes of the Company and the Restricted Subsidiaries expensed or accrued in accordance with GAAP for such period;

(B)           Consolidated Fixed Charges;

(C)           Consolidated Non-cash Charges; and

(D)           any expenses or charges related to any issuance of Capital Stock, Investment, acquisition or disposition of division or line of business, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (whether or not successful), less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction (the “Transaction Date”) to Consolidated Fixed Charges of the Company for such Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the Incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)           any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the Incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, among others, adjustments appropriate, in the reasonable good faith determination of the Company, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event; provided that any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next twelve months following the date of such calculation, in the reasonable judgment of a responsible financial or accounting officer of the Company.

If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly Incurred or otherwise assumed such guaranteed Indebtedness.  Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)           interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)           if interest on any Indebtedness actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)          notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1)          Consolidated Interest Expense, plus

(2)          the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period (other than dividends paid in Qualified Capital Stock of the Company or paid to the Company or to a Restricted Subsidiary) multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication:

(1)          the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(A)           any amortization of debt discount,

(B)           the net costs under Interest Swap Obligations,

(C)           all capitalized interest, and

(D)           the interest portion of any deferred payment obligation;

(2)          the interest component of Capitalized Lease Obligations accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3)          to the extent not included in clause (1) above, net losses relating to sales of accounts receivable pursuant to a Qualified Receivables Transaction during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1)           after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto or from the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary;

(2)           extraordinary or non-recurring gains or losses (determined on an after-tax basis and less any fees, expenses or charges related thereto);

(3)           any non-cash compensation expense Incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

(4)           the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5)           the net income (loss) of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6)           the net income (loss) of any Person acquired during the specified period for any period, prior to the date of such acquisition will be excluded for purposes of Restricted Payments only;

(7)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

(8)           write-downs resulting from the impairment of intangible assets and any other non-cash amortization or impairment expenses;

(9)           cash restructuring expenses (including any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses) in an amount not to exceed (A) the amount of actual cash restructuring expenses for the fiscal year ended December 31, 2010, (B) $150.0 million for each of the fiscal years ended December 31, 2011, 2012 and 2013, and (C) $75.0 million per fiscal year thereafter, plus, in the case of each of (A), (B) and (C), to the extent that any amount permitted to be included in a prior year pursuant to this clause (9) is not utilized, such unutilized amount may be carried forward for use in only the next succeeding year;

(10)         the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(11)         the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash payments for any future period).

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at 625 Marquette Avenue, 11th Floor, MAC N9311-110, Minneapolis, Minnesota 55470, Attn: Corporate Trust Services — Administrator for Dana Holding Corporation.

“Covenant Defeasance” has the meaning set forth in Section 8.01.

“Credit Agreement” means the Revolving Credit and Guaranty Agreement, dated as of January 31, 2008, among the Company, as Borrower, the guarantors party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Capital Markets, Inc., as joint lead arranger and joint bookrunner, Lehman Brothers Inc., as joint lead arranger, joint bookrunner and syndication agent, Barclays Capital, as joint bookrunner and documentation agent, and the lenders and other financial institutions party thereto, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with their terms whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning set forth in Section 6.11.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Company, which must be a clearing agency registered under the Exchange Act.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by an officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Designation” has the meaning set forth in Section 4.16.

“Designation Amount” has the meaning set forth in Section 4.16.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Capital Stock) of the Company.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“Foreign Subsidiary” means any Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend set forth in the form of Note attached hereto as Exhibit A, with respect to the 2019 Notes, and Exhibit B, with respect to the 2021 Notes, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means the global Notes in the form of Exhibit A or Exhibit B hereto issued in accordance with Article II hereof.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction.

“Guaranteed Indebtedness” has the meaning set forth in Section 4.15.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person in respect of Commodity Agreements, Currency Agreements and Interest Swap Obligations.

“Holder” or “Securityholder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Capital Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1)           all Obligations of such Person for borrowed money;

(2)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)           all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;

(6)           guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

(7)           all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8)           all Hedging Obligations of such Person;

(9)           all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

(10)         all obligations of such Person in respect of Qualified Receivables Transactions.

Notwithstanding the foregoing, Indebtedness shall not include any liability for federal, state, local or other taxes owed or owing to any governmental entity.

Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

“Indenture” means the Base Indenture together with this Supplemental Indenture, to provide for the issuance by the Company of the Notes.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial 2019 Notes” means $400,000,000 in aggregate principal amount of 2019 Notes issued under the Indenture on the date hereof.

“Initial 2021 Notes” means $350,000,000 in aggregate principal amount of 2021 Notes issued under the Indenture on the date hereof.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  “Investment” shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be.  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the “Referent Subsidiary”) such that after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or the equivalent rating by any Successor Rating Agency) and BBB- (or the equivalent) by S&P (or the equivalent rating by any Successor Rating Agency).

“Issue Date” means January 28, 2011, the date of initial issuance of the Notes.

“Legal Defeasance” has the meaning set forth in Section 8.01.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale, net of:

(1)           reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

(2)           taxes paid or payable after taking into any tax sharing arrangements;

(3)           payments required to be made to any Person (other than to the Company or its Restricted Subsidiaries) owning a beneficial interest in the assets subject to such Asset Sale;

(4)           repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale;

(5)           appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(6)           payments of unassumed liabilities (not constituting Indebtedness and not owed to the Company or any Subsidiary) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale.

“Net Proceeds Offer” has the meaning set forth in Section 4.05.

“Net Proceeds Offer Amount” has the meaning set forth in Section 4.05.

“Net Proceeds Offer Payment Date” has the meaning set forth in Section 4.05.

“Net Proceeds Offer Trigger Date” has the meaning set forth in Section 4.05.

“Note Guarantee” means a Guarantee of the Notes pursuant to Section 10.01 of the Indenture.

“Notes” means the 2019 Notes and the 2021 Notes treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to the Indenture.

“Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceedings, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit and any other obligations and (d) any Cash Management Obligations or Hedging Obligations.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President and the Chief Financial Officer of such Person.

“Officers’ Certificate” means a certificate signed by an Officer of the Company and another Officer or the secretary, assistant secretary, treasurer or controller of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel who may be an employee of the Company.

“Participants” has the meaning set forth in Section 2.15.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“Payment Default” has the meaning set forth in Section 6.01.

“Permitted Indebtedness” has the meaning set forth in Section 4.03(b).

“Permitted Investments” means:

(1)           Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2)           Investments in the Company by any Restricted Subsidiary;

(3)           Investments in cash and Cash Equivalents;

(4)           loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes and to purchase Capital Stock of the Company (or any direct or indirect parent company of the Company) not in excess of an aggregate of $25.0 million at any one time outstanding;

(5)           Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6)           Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7)           Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.05;

(8)           Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed the greater of (i) $375.0 million and (ii) 7.5 percent of Total Assets at the time of such Investment, at any one time outstanding;

(9)           Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (i) $375.0 million and (ii) 7.5 percent of Total Assets at the time of such Investment, at any one time outstanding;

(10)         Investments in a Receivable Entity;

(11)         stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(12)         payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(13)         prepaid expenses, negotiable instruments held for the collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(14)         lease, utility and other similar deposits in the ordinary course of business;

(15)         Guarantees of Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred under the Indenture; and

(16)         Investments in existence on the Issue Date.

“Permitted Liens” means the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)           Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person and not Incurred in connection with or in contemplation thereof; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(4)           Liens on property at the time such Person or any of its Subsidiaries acquires the property and not Incurred in connection with or in contemplation thereof, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(5)           leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(6)           any interest or title of a lessor under any lease;

(7)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(8)           Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10)         easements, rights-of-way, zoning restrictions and other similar charges or restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(11)         any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12)         purchase money Liens securing Indebtedness Incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related Purchase Money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired (and assets affixed or appurtenant thereto) and (B) the Lien securing the Purchase Money Indebtedness shall be created within 180 days after such acquisition;

(13)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)         Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)         Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(16)         Liens securing Indebtedness Incurred pursuant to Credit Facilities in accordance with Section 4.03(b)(1);

(17)         Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(18)         Liens securing Indebtedness and other Obligations under Commodity Agreements, Currency Agreements and Cash Management Obligations, in each case permitted under the Indenture;

(19)         Liens securing Acquired Indebtedness Incurred in accordance with Section 4.03; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary;

(20)         Liens securing Indebtedness of Foreign Subsidiaries Incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Subsidiaries;

(21)         Liens Incurred in connection with a Qualified Receivables Transaction;

(22)         Liens Incurred to secure Obligations; provided that, at the time of Incurrence and after giving pro forma effect thereto, the Obligations secured by such Liens do not exceed the greater of (A) $250.0 million and (B) 5.0 percent of Total Assets;

(23)         Liens arising from filing of Uniform Commercial Code or similar state law financing statements regarding leases; and

(24)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prospectus Supplement” means the Prospectus Supplement, dated January 25, 2011, relating to the Notes.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of an Asset Acquisition or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Rating Agencies” means Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Hedging Obligations), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such financing, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Record Date” means the Record Dates specified in the Notes; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to the Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to the Indenture and the Notes.

“Reference Date” has the meaning set forth in Section 4.04.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for either the Comparable Treasury Issue for the 2019 Notes or the Comparable Treasury Issue for the 2021 Notes, as applicable, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness, in each case that does not:

(1)           result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of the completion of all components of such proposed Refinancing (provided such completion occurs within 60 days of the initial Incurrence of Indebtedness in connection with such Refinancing) (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses Incurred by the Company in connection with such Refinancing); or

(2)           create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Note Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the Notes or such Note Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning set forth in Section 2.03(a).

“Replacement Assets” means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto or in an unrelated business to the extent that it is not material in size as compared to the business of the Company and its Restricted Subsidiaries taken as a whole (including Capital Stock of a Person which becomes a Restricted Subsidiary).

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer in the Corporate Trust Department of the Trustee including any vice president, assistant vice president or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, and to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Restricted Payment” has the meaning set forth in Section 4.04.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with Section 4.16.  Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Reversion Date” has the meaning set forth in Section 4.18.

“Revocation” has the meaning set forth in Section 4.16.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Special Record Date” has the meaning set forth in Section 6.11.

“Subordinated Indebtedness” means Indebtedness as to which the payment of principal (and premium, if any) and interest and other payment obligations is subordinate or junior in right of payment by its terms to the Notes or the Note Guarantees of the Company or a Subsidiary Guarantor, as applicable.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary that in the future is required to or executes a Guarantee pursuant to Section 4.15 or otherwise; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Notes Guarantee is released in accordance with the terms of the Indenture.

“Successor Rating Agency” has the meaning set forth in the definition of Rating Agencies.

“Surviving Entity” has the meaning set forth in Section 5.01.

“Suspended Covenants” has the meaning set forth in Section 4.18.

“Suspension Date” has the meaning set forth in Section 4.18.

“Suspension Period” has the meaning set forth in Section 4.18.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company required to be provided to the Trustee, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Foreign Assets” means the total assets of the Foreign Subsidiaries, as shown on the most recent balance sheet, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Foreign Subsidiaries subsequent to such date and on or prior to the date of determination.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Total Debt to (b) Consolidated EBITDA for the Four Quarter Period ending on or prior to the Transaction Date, in each case with such pro forma adjustments to Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transaction Date” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of the execution of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA, except as otherwise provided in Section 9.03.

“Trustee” means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and thereafter means such successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with Section 4.16.  Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“U.S. Government Obligations” has the meaning set forth in Section 8.01.

“U.S. Legal Tender” means such coin or currency in immediately available funds of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

SECTION 1.02.      Incorporation by Reference of TIA.

(a)           Whenever the Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, the Indenture.

(b)           The following TIA terms used in the Indenture have the following meanings:

“indenture securities” means the Notes.

“obligor” on the indenture securities means the Company, any Subsidiary Guarantor and any other obligor on the Notes.

(c)           All other TIA terms used in the Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03.      Rules of Construction.

(a)           Unless the context otherwise requires

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and words in the plural include the singular;

(5)           provisions apply to successive events and transactions; and

(6)           “herein,” “hereof” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision.

SECTION 1.04.      Effective Indenture.

This Supplemental Indenture restates in their entirety the terms of the Base Indenture as supplemented by this Supplemental Indenture and does not incorporate the terms of the Base Indenture. The changes, modifications and supplements to the Base Indenture affected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements.

ARTICLE II

THE NOTES

SECTION 2.01.      Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with respect to the 2019 Notes and in the form of Exhibit B with respect to the 2021 Notes, each of which is hereby incorporated in and expressly made part of the Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A and Exhibit B.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $2,000 and integral multiples of $1,000 thereafter.  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture and the Company, the Subsidiary Guarantors, if any, and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b)           Book-Entry Provisions.  This Section 2.01(b) shall only apply to Global Notes deposited with the Trustee, as custodian for the Depositary.  Participants and Indirect Participants shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c)           Certificated Notes.  Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Certificated Notes.  For greater certainty, the provisions of this Section 2.01(c) are subject to the requirements relating to notations, legends or endorsements on Notes required by law, stock exchange rule, or agreements to which any the Company is subject, if any.

SECTION 2.02.      Execution and Authentication.

(a)           One Officer shall sign the Notes for the Company by manual or facsimile signature and attested by its Secretary or one of its Assistant Secretaries.

(b)           If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c)           A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under the Indenture.

(d)           The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue.

(e)           The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in the Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company or any of their respective Subsidiaries.

SECTION 2.03.      Registrar and Paying Agent.

(a)           The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to the Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)           The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

(c)           The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby initially agrees so to act.

SECTION 2.04.      Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.      Holder Lists.

The Trustee shall preserve, in as current a form as is reasonably practicable, the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA § 312(a).

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under the Indenture or under the Notes.  The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

SECTION 2.06.      Transfer and Exchange.

(a)           Transfer and Exchange of Certificated Notes.  When Certificated Notes are presented to the Registrar with a request:

(1)           to register the transfer of such Certificated Notes; or

(2)           to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b)           Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note.  A Certificated Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below.  Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, then the Trustee shall cancel such Certificated Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly.  If no Global Notes are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate from the Company, a new Global Note in the appropriate principal amount.

(c)           Transfer and Exchange of Global Notes.  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.

(d)           Restrictions on Transfer and Exchange of Global Notes.  Notwithstanding any other provisions of the Indenture (other than the provisions set forth in subsection (e) of this Section 2.06), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(e)           Authentication in Absence of Depositary.  If at any time:

(1)           the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)           the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee; or

(3)           there has occurred and is continuing a Default or Event of Default with respect to the Notes and beneficial owners holding interests representing an aggregate principal amount of at least 51 percent of such Notes represented by Global Notes advise the Trustee in writing that the continuation of a book-entry system through the Depositary is no longer in such owner’s best interests, then the Company will execute, and the Trustee, upon receipt of an Officers’ Certificate requesting the authentication and delivery of Certificated Notes to the Persons designated by the Company, will authenticate and deliver Certificated Notes, in an aggregate principal amount equal to the principal amount of Global Notes, in exchange for such Global Notes.

(f)           Cancellation and/or Adjustment of Global Note.  At such time as all beneficial interests in a Global Note have either been exchanged for Certificated Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g)           Obligations with Respect to Transfers and Exchanges of Notes.

(1)           To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(2)           No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.

(3)           The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article III, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

(4)           Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(5)           All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee.

(1)           The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may conclusively rely and shall be fully protected in conclusively relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(2)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(3)           Neither the Trustee nor any agent shall have any responsibility or liability for any action taken or not taken by the Depositary.

SECTION 2.07.                   Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Company, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of the Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

SECTION 2.08.                   Outstanding Notes.

(a)           The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 2.08(b) hereof.

(b)           If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c)           If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)           If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with the Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.                   Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, amendment, supplement, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.10.                   Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of the Indenture.

SECTION 2.11.                   Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, upon written direction by the Company and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.                   CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.13.                   Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.03 hereof, to issue Additional 2019 Notes and Additional 2021 Notes under the Indenture in an unlimited aggregate principal amount, each of which shall have identical terms as the Initial 2019 Notes and Initial 2021 Notes, respectively, other than with respect to the date of issuance and issue price and first payment of interest. The Initial 2019 Notes and Initial 2021 Notes, respectively, and any Additional 2019 Notes and Additional 2021 Notes shall be treated as a single class for all purposes under the Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(2)           the issue price, the issue date and the CUSIP number(s) (which may be different than the CUSIP numbers of the Initial 2019 Notes and the Initial 2021 Notes) of such Additional Notes.

SECTION 2.14.                   Deposit of Moneys.

Not later than 11:00 a.m. Eastern Time on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due.

SECTION 2.15.                   Book-Entry Provisions for Global Notes.

(a)           The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear Global Note Legend.

Members of, or participants in, the Depository (“Participants”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)           Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Certificated Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.06. In addition, Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for any Global Note and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository to issue Certificated Notes.

(c)           In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall, upon written instructions from the Company, authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Certificated Notes of authorized denominations.

The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under the Indenture or the Notes.

ARTICLE III

REDEMPTION

SECTION 3.01.                   Notices to Trustee.

If the Company elects to redeem any series of Notes pursuant to the optional redemption provisions of Sections 3.07 or 3.08 hereof and paragraph 5 of the applicable Notes, it shall furnish to the Trustee an Officers’ Certificate setting forth (i) the Section of the Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of 2019 Notes or 2021 Notes, as applicable, to be redeemed, and (iv) the Redemption Price. If the Company elects to redeem any series of Notes pursuant to the provisions of Sections 3.07 or 3.08 hereof and paragraph 5 of the applicable Notes, it shall furnish such Officers’ Certificate to the Trustee at least 30 days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee. Each Officers’ Certificate shall be accompanied by an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 3.02.                   Selection of Notes to be Redeemed.

(a)           If less than all of the Notes of any series are to be redeemed or purchased at any time, the Trustee shall select the Notes or such series to be redeemed or purchased, (i) if the applicable Notes are listed, in compliance with the requirements of the principal national securities exchange on which the applicable Notes are listed, or (ii) if the applicable Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee in its sole discretion shall deem to be fair and appropriate. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee, unless a shorter notice period shall be agreed to by the Trustee, from the outstanding Notes not previously called for redemption.

(b)           The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 thereafter; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.                   Notice of Redemption.

At least 30 days but not more than 60 days, unless a shorter notice period shall be agreed to by the Trustee, before a Redemption Date (except in the case of satisfaction and discharge pursuant to Section 8.02), the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:

(a)           the Redemption Date;

(b)           the Redemption Price;

(c)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f)            that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)           the paragraph of the Notes and Section of the Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense, provided, however, that the Company gives the Trustee at least 10 Business Days prior notice of such request, unless a shorter period shall be agreed to by the Trustee. Any redemption and notice thereof may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

SECTION 3.04.                   Effect of Notice Upon Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price stated in the notice, plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05.                   Deposit of Redemption Price.

On or before 11:00 a.m. Eastern Time on any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions of Notes) to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.                   Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.                   Optional Redemption for the 2019 Notes.

Except as set forth in subparagraphs (a), (b) and (d) below, the 2019 Notes are not redeemable before February 15, 2015.

(a)           At any time prior to February 15, 2015, the Company may, at its option, redeem all or part of the 2019 Notes (which includes Additional 2019 Notes, if any), at a Redemption Price equal to 100 percent of the principal amount of 2019 Notes redeemed plus the Applicable Premium for the 2019 Notes, as of, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)           At any time prior to February 15, 2015, during any 12-month period ending on February 15 (except the period ending on February 15, 2012 shall be extended to commence on the Issue Date), the Company may, at its option, redeem up to 10 percent of the aggregate principal amount of the 2019 Notes issued under the Indenture (calculated giving effect to any issuance of Additional 2019 Notes) at a Redemption Price equal to 103.000 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(c)           On or after February 15, 2015, the Company may, at its option, redeem all or a part of the 2019 Notes, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2015	103.250%
2016	101.625%
2017 and thereafter	100.000%

(d)           Notwithstanding the provisions of subparagraphs (a), (b) and (c) of this Section 3.07, at any time prior to February 15, 2014, the Company may, at its option, on one or more occasions, redeem up to 35 percent of the aggregate principal amount of 2019 Notes issued under the Indenture (which includes the Additional 2019 Notes, if any) at a Redemption Price of 106.500 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)           at least 65 percent of the original aggregate principal amount of the 2019 Notes issued under the Indenture (calculated after giving effect to any issuance of Additional 2019 Notes) remains outstanding immediately after giving effect to such redemption; and

(2)           any such redemption by the Company must be made within 90 days after the closing of such Equity Offering.

(e)           Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08.                   Optional Redemption for the 2021 Notes.

Except as set forth in subparagraphs (a), (b) and (d) below, the 2021 Notes are not redeemable before February 15, 2016.

(a)           At any time prior to February 15, 2016, the Company may, at its option, redeem the 2021 Notes (which includes Additional 2021 Notes, if any), in whole or in part, at a Redemption Price equal to 100 percent of the principal amount of the 2021 Notes redeemed plus the Applicable Premium for the 2021 Notes, as of, and accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)           At any time prior to February 15, 2016, during any 12-month period ending on February 15 (except the period ending on February 15, 2012 shall be extended to commence on the Issue Date), the Company may, at its option, redeem up to 10 percent of the aggregate principal amount of the 2021 Notes issued under the Indenture (calculated giving effect to any issuance of Additional 2021 Notes) at a Redemption Price equal to 103.000 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(c)           On or after February 15, 2016, the Company may, at its option, redeem all or a part of the 2021 Notes, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to (but not including) the applicable Redemption Date, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2016	103.375%
2017	102.250%
2018	101.125%
2019 and thereafter	100.000%

(d)           Notwithstanding the provisions of subparagraphs (a), (b) and (c) of this Section 3.08, at any time prior to February 15, 2014, the Company may, at its option, on one or more occasions, redeem up to 35 percent of the aggregate principal amount of 2021 Notes issued under the Indenture (which includes the Additional 2021 Notes, if any) at a Redemption Price of 106.750 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)           at least 65 percent of the original aggregate principal amount of the 2021 Notes issued under the Indenture (calculated after giving effect to any issuance of Additional 2021 Notes) remains outstanding immediately after giving effect to such redemption; and

(2)           any such redemption by the Company must be made within 90 days after the closing of such Equity Offering.

(e)           Any prepayment pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.09.                   Mandatory Redemption.

Except as set forth in Section 4.05 and 4.17 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

COVENANTS

SECTION 4.01.                   Payment of Notes.

The Company shall pay the principal of and interest on the Notes in the manner provided in the Notes. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.

The Company shall pay, to the extent such payments are lawful, interest on overdue principal and it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate per annum borne by the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 4.02.                   Maintenance of Office or Agency.

The Company shall maintain an office or agency required under Section 2.03. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee. The Company hereby initially designates the Corporate Trust Office as its office or agency.

SECTION 4.03.                   Limitation on Incurrence of Additional Indebtedness.

(a)           The Company will not, and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be at least 2.0 to 1.0.

(b)           Nothing contained in Section 4.03(a) shall prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)           Indebtedness Incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of:

(A)           $1,000.0 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder); and

(B)           the sum of (A) 80 percent of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 60 percent of the net book value of the inventory of the Company and the Restricted Subsidiaries;

(2)           Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness referenced in clauses (1), (3) and (6) of this Section 4.03(b));

(3)           Indebtedness represented by the Notes (other than Additional Notes);

(4)           Indebtedness represented by (i) any Sale and Leaseback Transaction or (ii) Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case in this subclause (ii), Incurred for the purpose of financing all or any part of the purchase price or cost of construction, improvement, repair or replacement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) used in the business of the Company or such Subsidiary Guarantor (including any reasonably related fees, expenses, taxes or other transaction costs Incurred in connection with such acquisition, construction or improvement), in an aggregate amount pursuant to this clause (4), including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of $300.0 million and 6 percent of Total Assets;

(5)           Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be Incurred under Section 4.03(a) or clauses (2), (3), (4), (5), (10), (11) or (17) of this Section 4.03(b);

(6)           the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(A)           if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(B)            (i) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 4.03;

(8)           Hedging Obligations that are not Incurred for speculative purposes;

(9)           Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business or assets, including the Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business or assets, including the Capital Stock, for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (9) (contingent obligations referred to on the face of a balance sheet or in a footnote thereto and not otherwise quantified and reflected on the balance sheet will not be deemed “included on the face of the balance sheet” for purposes of the foregoing) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (9) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(10)         Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was merged with or into or acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a subsidiary of or was otherwise acquired by the Company); provided, however, that, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurring of such Indebtedness, pursuant to this clause (10) or (ii) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Incurrence and related transaction would be equal to or greater than such ratio immediately prior to such transaction;

(11)         Indebtedness of the Company or a Restricted Subsidiary in an amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (11), not to exceed $50.0 million Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company whether by means of the acquisition of assets or the Capital Stock of such entity or by merger; provided, however, that (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (11) or (ii) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Incurrence and related transaction would be equal to or greater than such ratio immediately prior to such transaction;

(12)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(13)         Indebtedness constituting reimbursement obligations with respect to letters of credit or bankers’ acceptances issued in the ordinary course of business, including letters of credit in respect of performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims;

(14)         Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes as described in Sections 8.01 and 8.02;

(15)         Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than a Receivables Entity and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person;

(16)         Indebtedness of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed the greater of $500.0 million and 15 percent of Total Foreign Assets at any one time outstanding;

(17)         additional Indebtedness in an aggregate amount at any one time outstanding, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (17), not to exceed the greater of $400.0 million and 7.5 percent of Total Assets;

(18)         Guarantees of Indebtedness of (i) suppliers, licensees, franchisees or customers in the ordinary course of business or (ii) joint ventures, in an aggregate amount at any time outstanding under this clause (18) not to exceed $100.0 million; or

(19)         Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

(c)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(d)           For purposes of determining compliance with Section 4.03, in the event that any proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories described in Sections 4.03(b)(1) through 4.03(b)(19), or is entitled to be Incurred pursuant to Section 4.03(a), the Company will be permitted to divide, classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with Section 4.03. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by Section 4.03(b)(1).

(e)           The Company and the Subsidiary Guarantors shall not Incur or suffer to exist any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Company or the Subsidiary Guarantors unless such Indebtedness is at least equally subordinated in right of payment to the Notes and any Note Guarantee.

SECTION 4.04.                   Limitation on Restricted Payments.

(a)           The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of its Capital Stock to holders of such Capital Stock other than the Company or any of its Restricted Subsidiaries;

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3)           make any principal payment on, or purchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness (other than the principal payment on, or the purchase, redemption, defeasance, retirement or other acquisition for value of, (i) Subordinated Indebtedness made in satisfaction of or anticipation of satisfying a sinking fund obligation, principal installment or final maturity within one year of the due date of such obligation, installment or final maturity) and (ii) Indebtedness permitted under Section 4.03(b)(6); or

(4)           make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses 4.04 (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(A)          a Default or an Event of Default shall have occurred and be continuing;

(B)           the Company is not able to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.03; or

(C)           the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

(i)           50 percent of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100 percent of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter commencing on January 1, 2011 and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(ii)          the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) since the Issue Date as a contribution to its common equity capital or from the issuance and sale of Qualified Capital Stock of the Company or from the issuance of Indebtedness of the Company subsequent to the Issue Date that has been converted into or exchanged for Qualified Capital Stock of the Company on or prior to the Reference Date; plus

(iii)         an amount equal to the sum of (1) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person after the Issue Date resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary and (2) the amount of any Guarantee or similar arrangement that has terminated or expired or by which it has been reduced to the extent that it was treated as a Restricted Payment after Issue Date that reduced the amount available under this Section 4.04(a)(4)(C) or clause (9) of Section 4.04(b) net of any amounts paid by the Company or a Restricted Subsidiary in respect of such Guarantee or similar arrangement; provided, however, that the amounts set forth in clauses (i) and (ii) above shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made and treated as a Restricted Payment by the Company or any Restricted Subsidiary after the Issue Date that reduced the amount available under this Section 4.04(a)(4)(C) or clause (9) of Section 4.04(b) in such Person or Unrestricted Subsidiary.

(b)           Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or giving notice of such redemption, as the case may be, if the dividend or redemption would have been permitted on the date of declaration or notice;

(2)           a Restricted Payment, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or substantially concurrent cash contribution to the common equity of the Company;

(3)           so long as no Default or Event of Default shall have occurred and be continuing, repurchases, redemptions or other acquisitions of Capital Stock (or rights or options therefor) of the Company from current or former officers, directors, employees or consultants pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $50.0 million in the aggregate subsequent to the Issue Date;

(4)           dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis or on a basis more favorable to the Company;

(5)           any purchase or redemption of Subordinated Indebtedness utilizing any Net Cash Proceeds remaining after the Company has complied with the requirements of Sections 4.05;

(6)           the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.03; provided that such dividends are included in Consolidated Fixed Charges; and payment of any mandatory Redemption Price or liquidation value of any such Disqualified Capital Stock or Preferred Stock when due in accordance with its terms in effect upon the issuance of such Disqualified Capital Stock or Preferred Stock;

(7)           any purchase, redemption, defeasance, retirement, payment or prepayment of principal of Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) Refinancing Indebtedness;

(8)           repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents all or a portion of the exercise price thereof (or related withholding taxes), and Restricted Payments by the Company to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of the Company;

(9)           Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.75 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); and

(10)         other Restricted Payments in an amount not to exceed $400.0 million in the aggregate since the Issue Date.

(c)           In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with Section 4.04(a)(4)(C), amounts expended pursuant to clauses (1), (2)(ii), (7)(ii), (9) and (10) of Section 4.04(b) shall be included in such calculation.

SECTION 4.05.                   Limitation on Asset Sales.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2)           at least 75 percent of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition (for purposes of this clause (2) only, (A) the assumption by the purchaser of Indebtedness or other obligations (other than Subordinated Indebtedness or intercompany obligations) that releases the Company or a Restricted Subsidiary from future liability pursuant to a customary written novation agreement, (B) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, (C) the Fair Market Value of any Replacement Assets received by the Company or any Restricted Subsidiary shall be considered cash received at closing), and (D) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed $150.0 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(3)           upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either (A) to prepay any secured Indebtedness of the Company or a Restricted Subsidiary and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility, regardless of the fact that no prepayment is required), (B) to acquire Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

Pending the final application of the Net Cash Proceeds, the Company and the Restricted Subsidiaries may invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

(b)           On the 366th day after an Asset Sale or such earlier date, if any (each, a “Net Proceeds Offer Trigger Date”), as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of Section 4.05(a), such aggregate amount of Net Cash Proceeds (each, a “Net Proceeds Offer Amount”) which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of Section 4.05(a) shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100 percent of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if the Company elects (or is required by the terms of any Indebtedness that ranks pari passu with the Notes), such Net Proceeds Offer may be made ratably to purchase the Notes and such pari passu Indebtedness.

(c)           If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.05.

(d)           The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $50.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

(e)           Notice of each Net Proceeds Offer will be mailed or caused to be mailed, by first class mail, by the Company within 30 days following the Net Proceeds Offer Trigger Date to all record Holders as shown on the register of Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

(1)           that the Net Proceeds Offer is being made pursuant to this Section 4.05 and that the Holders may elect to tender their Notes in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof for cash; provided, however, that if the aggregate principal amount of Notes properly tendered in a Net Proceeds Offer exceeds the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered);

(2)           the purchase price (including the amount of accrued interest, if any) and the Net Proceeds Offer Payment Date (which shall be at least 20 Business Days from the date of mailing of notice of such Net Proceeds Offer, or such longer period as required by law);

(3)           that any Note not tendered will continue to accrue interest;

(4)           that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

(5)           that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Net Proceeds Offer Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the Business Day prior to the Net Proceeds Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7)           that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

(f)           On or before the Net Proceeds Offer Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer which are to be purchased in accordance with Section 4.05(e)(1), (ii) deposit with the Paying Agent in accordance with Section 2.14 U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes to be purchased and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any. For purposes of this Section 4.05, the Trustee shall act as the Paying Agent.

(g)           To the extent that the aggregate amount of the Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. A Net Proceeds Offer shall remain open for a period of at least 20 Business Days or such longer period as may be required by law.

(h)           The Company will comply with all tender offer rules under state and federal securities laws and regulations, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with the foregoing “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the foregoing provisions of the Indenture by virtue thereof.

(i)            The Trustee shall make such adjustments as are needed so that no unauthorized denominations are purchased in part when the aggregate principal amount of Notes properly tendered in a Net Proceeds Offer pursuant to this Section 4.05 exceeds the Net Proceeds Offer Amount and Notes of tendering Holders are purchased on a pro rata basis (based on amounts tendered). Each Notice of Net Proceeds Offer required pursuant to this Section 4.05 shall state that such adjustments may be made under such circumstances.

SECTION 4.06.                   Corporate Existence.

Except as otherwise permitted by Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of the Restricted Subsidiaries in accordance with the respective organizational documents of each Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise, or the corporate existence of any Restricted Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.07.                   Reports to Trustee.

(a)           The Company will deliver to the Trustee within 120 days after the end of each fiscal year an Officers’ Certificate stating that the Company has fulfilled its obligations hereunder or, if there has been a Default, specifying the Default and its nature and status.

(b)           The Company shall deliver to the Trustee as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

SECTION 4.08.                   Compliance with Laws.

The Company shall comply, and shall cause each of the Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and the Restricted Subsidiaries taken as a whole.

SECTION 4.09.                   Reports to Holders.

(a)           Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide to the Trustee and the Holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Company’s delivery obligations hereunder; provided, further, that the Trustee shall have no liability or responsibility whatsoever to determine if such materials have been made so available. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the Holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

(b)           Notwithstanding anything in the Indenture, the Company will not be deemed to have failed to comply with any of its obligations under clause (a) of this Section 4.09 for purposes of Section 6.01(3) until 90 days after the date any report hereunder is due.

Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.09 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.10.                   Waiver of Stay, Extension or Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Indenture, and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.11.                    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

(A)          applicable law, rule, regulation or order;

(B)           the Indenture;

(C)           the Credit Agreement and/or the documentation for the Credit Agreement;

(D)          customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(E)           any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(F)           agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(G)           any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date;

(H)          any instrument governing Indebtedness of a Foreign Subsidiary;

(I)            a security agreement governing a Lien permitted under the Indenture containing customary restrictions on the transfer of any property or assets;

(J)            secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.13 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(K)           any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions of such Restricted Subsidiary pending such sale or disposition;

(L)           existing pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(M)         consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(N)          consisting of customary restrictions pursuant to any Qualified Receivables Transaction;

(O)          existing pursuant to provisions in instruments governing other Indebtedness of Restricted Subsidiaries permitted to be Incurred after the Issue Date; provided that (i) such provisions are customary for instruments of such type (as determined in good faith by the Company’s Board of Directors) and (ii) the Company’s Board of Directors determines in good faith that such restrictions will not materially adversely impact the ability of the Company to make required principal and interest payments on the Notes;

(P)           any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (B), (C), (E), (F) and (G) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend restrictions and other encumbrances than those contained prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(Q)           restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.12.                    Limitation on Issuances of Capital Stock of Restricted Subsidiaries.

The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

SECTION 4.13.                    Limitation on Liens.

(a)           The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)           in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or a Note Guarantee, the Notes or such Note Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)           in all other cases, the Notes are equally and ratably secured,

except for:

(A)          Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B)           Liens securing the Notes or any Note Guarantee;

(C)           Liens in favor of the Company or any Subsidiary Guarantor;

(D)           Liens securing Refinancing Indebtedness which is Incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the Indenture and which has been Incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:

(i)           are no less favorable to Holders of the Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(ii)          do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(E)           Permitted Liens.

SECTION 4.14.                    Limitation on Transactions with Affiliates.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $15.0 million, other than:

(1)           Affiliate Transactions permitted under paragraph (b) below; and

(2)           Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $25.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) on or after the Issue Date that involves an aggregate Fair Market Value of more than $150.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b)           The restrictions set forth in paragraph (a) above shall not apply to:

(1)           employment, consulting and compensation arrangements and agreements of the Company or any Restricted Subsidiary consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

(2)           reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(3)           transactions exclusively between or among the Company and any Restricted Subsidiary or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(4)           Restricted Payments, Permitted Investments (other than clauses (1) or (2) thereof) or transactions involving Permitted Liens, in each case permitted by the Indenture;

(5)           transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or replacements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date;

(6)           the entering into of a customary agreement providing registration rights to the direct or indirect shareholders of the Company and the performance of such agreements;

(7)           the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company to any Person or any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Capital Stock (other than Disqualified Capital Stock) or any contribution to the common equity capital of the Company;

(8)           pledges of Capital Stock of Unrestricted Subsidiaries;

(9)           sales of Receivables Assets, or participations therein, or any related transaction, in connection with any Qualified Receivables Transaction;

(10)         (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in this ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice, in each of clauses (A), (B) and (C) that are fair to the Company or its Restricted Subsidiaries in the good faith determination of the Company’s Board of Directors or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)         transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person; or

(12)         the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; provided that the Board of Directors determines in good faith that the formation and maintenance of such group or subgroup is in the best interests of the Company and will not result in the Company and the Restricted Subsidiaries paying taxes in excess of the tax liability that would have been payable by them on a stand-alone basis.

SECTION 4.15.                    Future Subsidiary Guarantors.

(a)           If, on or after the Issue Date, any Restricted Subsidiary that is not a Subsidiary Guarantor Guarantees any capital markets Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary) (“Guaranteed Indebtedness”), then the Company shall cause such Restricted Subsidiary, to:

(1)           execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary, shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2)           execute and deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

(b)           Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.  The Company may cause any other Restricted Subsidiary of the Company to issue a Note Guarantee and become a Subsidiary Guarantor.

(c)           If the Guaranteed Indebtedness is pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with the Note Guarantee.  If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

(d)           A Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released without any action required on the part of the Trustee or any Holder of the Notes upon:

(1)           a sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of the Company or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (other than to the Company or a Subsidiary or an Affiliate of the Company) otherwise permitted by the Indenture;

(2)           such Subsidiary Guarantor’s becoming an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(3)           the release or discharge of the Guarantee or security that enabled the creation of such Note Guarantee and all other Guarantees of Indebtedness of the Company by such Subsidiary Guarantor; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; or

(4)           the legal defeasance or covenant defeasance in accordance with terms of the Indenture or the satisfaction and discharge of the Indenture.

(e)           The Company shall notify the Trustee and the Holders in writing if the Note Guarantee of any Subsidiary Guarantor is released.  The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon written request of the Company as provided in the Indenture.

(f)           At the Company’s written request, the Trustee will execute and deliver any instrument evidencing such release.  A Subsidiary Guarantor may also be released from its obligation under its Note Guarantee in connection with a permitted amendment.  See Article IX of the Indenture.  The Trustee shall only be obligated to deliver any such instrument upon receipt of an Officers’ Certificate stating that such release is authorized and in compliance with the Indenture.

SECTION 4.16.                    Limitation on Designations of Unrestricted Subsidiaries.

The Company may, on or after the Issue Date, designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary or is a Subsidiary Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)           no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)           the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to Section 4.04 for all purposes of the Indenture.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1)           no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

(2)           all Liens, Indebtedness and Investments of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by an Officers’ Certificate of the Company delivered to the Trustee certifying authorization under the Indenture and compliance with the foregoing provisions.

SECTION 4.17.                     Offer to Purchase upon Change of Control.

(a)           If a Change of Control occurs, each Holder shall have the right to require the Company to purchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.000 percent of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)           Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(1)           that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101.000 percent of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)           the circumstances and relevant facts regarding such Change of Control;

(3)           the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(4)           the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c)           On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under this Section 4.17.

(e)           Notwithstanding anything to the contrary in this Section 4.17, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.17 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the Notes have been or are called for redemption by the Company prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice.

(f)           A change of Control Offer may be made in advance of a change of Control, and conditioned upon, the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

SECTION 4.18.                    Covenant Suspension.

(a)           Beginning on the date (the “Suspension Date”) that (i) the Notes have been assigned an Investment Grade Rating from one of the two Rating Agencies and a rating from the other Rating Agency of at least Ba1 in the case of Moody’s or BB+ in the case of S&P (or a comparable rating from a Successor Rating Agency) and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, and ending on the date (the “Reversion Date”) that either Rating Agency (or both Rating Agencies) downgrades the rating assigned by it to the Notes below the Investment Grade Rating or other specified rating, as applicable, or a Default or Event of Default has occurred and is continuing (such period of time from and including the Suspension Date to but excluding the Reversion Date, the “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1)           Section 4.03;

(2)           Section 4.04;

(3)           Section 4.05;

(4)           Section 4.11;

(5)           Section 4.12;

(6)           Section 4.14; and

(7)           Section 5.01(a)(2)

(collectively, the “Suspended Covenants”).

(b)           In addition, the Company may elect to suspend the Note Guarantees.

(c)           Notwithstanding the foregoing, the Company and its Restricted Subsidiaries will remain subject to the following provisions of the Indenture:

(1)           Section 4.09;

(2)           Section 4.13;

(3)           Section 4.15;

(4)           Section 4.16;

(5)           Section 4.17; and

(6)           Section 5.01 (except to the extent set forth in Section 4.18(a)(7)).

(d)           During any Suspension Period, the Company’s Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries.

(e)           On the Reversion Date, all Indebtedness Incurred and Disqualified Capital Stock and Preferred Stock issued during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(2).

(f)           Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.04(a).

For purposes of Section 4.05, on the Suspension Date, the Net Cash Proceeds amount will be reset to zero.

Notwithstanding the reinstatement of the Suspended Covenants on the Reversion Date, neither (a) the continued existence, on and after the Reversion Date, of facts and circumstances or obligations that occurred, were Incurred or otherwise came into existence during a Suspension Period nor (b) the performance thereof, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided, however, that (i) the Company and the Restricted Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by either Rating Agency (or both Rating Agencies) of its Investment Grade Rating on the Notes and (ii) the Company reasonably believed that such Incurrence or actions would not result in such withdrawal or downgrade.

ARTICLE V

SUCCESSOR CORPORATION

SECTION 5.01.                    Merger, Consolidation and Sale of Assets.

(a)           The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)           either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2)           immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.03 or (B) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity, as the case may be, is greater than such ratio immediately prior to such transaction; provided, however, that this clause (2) shall not be effective during any Suspension Period as described under Section 4.18;

(3)           immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4)           the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

provided that clauses (2) and (3) above do not apply to the consolidation or merger of the Company with or into, or the sale by the Company of all or substantially all its assets to, a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into, or the sale by such Subsidiary of all or substantially all of its assets to, the Company.

(b)           For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)           No Subsidiary Guarantor (other than any Subsidiary Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the Indenture in connection with any transaction complying with the provisions of Section 4.05) will, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless:

(1)           (A)          either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia or the jurisdiction of such Subsidiary Guarantor and expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Note Guarantee; and

(B)           immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(2)           the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.

SECTION 5.02.                    Successor Corporation Substituted.

In accordance with the foregoing, upon any such consolidation, combination, merger, conveyance, lease or any transfer of all or substantially all of the assets of the Company in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor had been named as the Company herein, and thereafter the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes; provided that solely for purposes of computing amounts described in clause (3) of Section 4.04 (a), any such Surviving Entity shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

ARTICLE VI

DEFAULT AND REMEDIES

SECTION 6.01.                    Events of Default.

(a)           Each of the following is an “Event of Default:”

(1)           the failure to pay interest on the Notes of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2)           the failure to pay the principal on any Notes of such series when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)           a default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25 percent of the outstanding principal amount of the Notes (except in the case of a default with respect to Article V, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)           a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (b) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, exceeds $100.0 million or more at any time;

(5)           the Company or any of its Restricted Subsidiaries (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a Custodian of it or for substantially all of its property, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (F) makes a general assignment for the benefit of its creditors, or (G) takes any corporate action to authorize or effect any of the foregoing;

(6)           a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any of its Significant Subsidiaries, (B) appoint a Custodian of the Company or any of its Significant Subsidiaries or for substantially all of any of their property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(7)           one or more judgments in an aggregate amount in excess of $100.0 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; or

(8)           any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect, or any Note Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Note Guarantee of such a Significant Subsidiary is found to be invalid or any Subsidiary Guarantor which is a Significant Subsidiary denies its liability under its Note Guarantee (other than by reason of release of such Subsidiary Guarantor in accordance with the terms of the Indenture).

(b)           The Trustee shall, within 90 days after the occurrence of any Default actually known to a Responsible Officer of the Trustee, give to the Securityholders notice of such Default; provided that, except in the case of a Default in the payment of principal of or interest on any of the Notes, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Securityholders.

SECTION 6.02.                    Acceleration.

If an Event of Default (other than an Event of Default specified in clause (5) or (6) above) shall occur and be continuing, the Trustee or the Holders of at least 25 percent in principal amount of outstanding Notes of any series may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes of such series to be due and payable by notice in writing to the Company (and to the Trustee, if given by the Holders) specifying the respective Events of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.  If an Event of Default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes of such series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes of such series as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding Notes of such series may rescind and cancel such declaration and its consequences;

(i)            if the rescission would not conflict with any judgment or decree;

(ii)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and

(iii)           in the event of the cure or waiver of an Event of Default of the type described in clauses (5) and (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 6.03.                    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, the Indenture or any Note Guarantee.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 6.04.                    Waiver of Past Defaults.

Subject to Sections 6.02, 6.07 and 9.02, the Holders of a majority in principal amount of the then outstanding Notes of such series by written notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of or premium, if any, or interest on any Notes of such series as specified in clauses (1) and (2) of Section 6.01.  The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents upon which the Trustee may conclusively rely.  When a Default or Event of Default is waived, it is cured and ceases.

SECTION 6.05.                    Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes of such series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it.  Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Securityholder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Prior to taking any action or following any direction pursuant to this Section 6.05, the Trustee shall be entitled to indemnification from such Holders satisfactory to it in its sole discretion against any fees, loss, liability, cost or expense caused by taking such action or following such direction.

SECTION 6.06.                    Limitation on Suits.

A Securityholder may not pursue any remedy with respect to the Indenture, the Notes or any Note Guarantee unless:

(1)           the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)           the Holder or Holders of at least 25 percent in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)           such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee does not comply with the request within 30 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5)           during such 30-day period the Holder or Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holdres).

A Securityholder may not use the Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder.

SECTION 6.07.                    Rights of Holders to Receive Payment.

Notwithstanding any other provision of the Indenture, but subject to Section 8.03, the right of any Holder to receive payment of principal of, premium and interest on Notes of such series, on or after the respective due dates expressed in such Notes of such series, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08.                    Collection Suit by Trustee.

If an Event of Default in payment of principal, premium or interest specified in clause (1) or (2) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes of such series for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.                    Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents and take such other actions as it may determine in its reasonable discretion to be necessary or advisable (including participating as a member of any creditors committee acting in the matter) in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, legal fees and expenses, disbursements and advances of the Trustee, its agents, nominees, custodians, counsel, accountants and experts) and the Securityholders allowed in any judicial proceedings relating to the Company, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Securityholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Securityholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, legal fees and expenses, disbursements and advances of the Trustee, its agents, nominees, custodians and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.

SECTION 6.10.                    Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First:  without duplication, to the Trustee for amounts owing under Section 7.07;

Second:  if the Holders are forced to proceed against the Company, a Guarantor or any other obligor on the Notes directly without the Trustee, to Holders for their collection costs;

Third:  to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Fourth:  to the Company or any Guarantors, as their respective interests may appear or to such party as directed by a court of competent jurisdiction.

The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Securityholders pursuant to this Section 6.10.

SECTION 6.11.                    Payment of Interest; Interest Rights Preserved.

Interest on any Notes which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Record Date for such interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on such Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (1) or (2) below:

(1)           The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special Record Date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this subsection provided.  Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Company of such Special Record Date.  In the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the security register for the Notes, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective predecessor securities) are registered on such Special Record Date and shall no longer be payable pursuant to the following subsection (2).

(2)           The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Company has caused the Notes to be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 6.12.                    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10 percent in principal amount of the outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01.                    Duties of Trustee.

(a)           Except during the continuance of an Event of Default with respect to any series of Notes:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Indenture with respect to the Notes of such series, and no implied covenants or obligations shall be read into the Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may, with respect to Notes of such series, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b)           In case an Event of Default with respect to any series of Notes has occurred and is continuing, the Trustee shall exercise with respect to the Notes of such series such of the rights and powers vested in it by the Indenture and any indenture supplemental hereto or Board Resolution relating to such series of Notes, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)           No provision of the Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this Subsection shall not be construed to limit the effect of Subsection (a) of this Section;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)           the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes of any series relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture with respect to the Notes of such series; and

(4)           no provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           Whether or not therein expressly so provided, every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

SECTION 7.02.                    Rights of Trustee.

Except as otherwise provided in Section 7.01:

(a)           the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c)           whenever in the administration of the Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate;

(d)           the Trustee may consult with counsel of its selection and the advice of such counsel or an Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)          the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Securityholders pursuant to the Indenture, unless such Securityholders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f)           the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

(g)          the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h)          the Trustee shall not be charged with knowledge of any default (as defined in Section 6.02) or Event of Default with respect to the Notes of any series for which it is acting as Trustee unless either (1) a Responsible Officer of the Trustee assigned to the corporate trust department of the Trustee (or any successor division or department of the Trustee) shall have actual knowledge of such default or Event of Default or (2) written notice of such default or Event of Default shall have been given to the Trustee by the Company or any other obligor on such Notes or by any Holder of such Notes;

(i)           the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Indenture;

(j)           the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(k)          in no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(l)           the Trustee shall not be deemed to have notice of any Default or Event of Default with respect to the Notes of a series, except an Event of Default under Section 6.01(1), Section 6.01(2) or Section 6.01(3) hereof (provided that the Trustee is the principal Paying Agent with respect to the Notes of such series), unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

SECTION 7.03.                   Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, any Subsidiary Guarantors and their respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11 of the Indenture as well as the provisions of the TIA.

SECTION 7.04.                   Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of the Indenture, and it shall not be responsible for any statement of the Company in the Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.  The Trustee shall not be accountable for the use or application of any money received by any Paying Agent other than the Trustee.  The Trustee makes no representations with respect to the effectiveness or adequacy of the Indenture.  The Trustee shall not be responsible for independently ascertaining or maintaining such validity, if any, and shall be fully protected in relying upon certificates and opinions delivered to it in accordance with the terms of the Indenture.

SECTION 7.05.                   Notice of Default.

If a Default or an Event of Default occurs and is continuing and a Responsible Officer of the Trustee receives written notice of such event, the Trustee shall mail to each Securityholder, as their names and addresses appear on the Securityholder list described in Section 2.05, notice of the uncured Default or Event of Default within 90 days after the Trustee receives such notice (or 30 days in the case of a Default or Event of Default specified in the following sentence).  Except in the case of a Default or an Event of Default in payment of principal of, premium or interest on, any Note, including the failure to make payment on (i) the Change of Control Payment Date pursuant to a Change of Control Offer or (ii) the Net Proceeds Offer Payment Date pursuant to an Net Proceeds Offer, the Trustee may withhold the notice if and so long as a Responsible Officer of the Trustee in good faith determines that withholding the notice is in the interest of the Securityholders.

SECTION 7.06.                   Reports by Trustee to Holders.

This Section 7.06 shall not be operative as a part of the Indenture until the Indenture is qualified under the TIA, and, until such qualification, the Indenture shall be construed as if this Section 7.06 were not contained herein.

Within 60 days after each May 15 of each year beginning with 2011, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous 12 months, but not otherwise, mail to each Securityholder a brief report dated as of such May 15 that complies with TIA § 313(a).  The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Securityholders shall be mailed to the Company and filed with the Commission and each securities exchange, if any, on which the Notes are listed.

The Company shall notify a Responsible Officer of the Trustee in writing if the Notes become listed on any securities exchange or of any delisting thereof.

SECTION 7.07.                     Compensation and Indemnity.

(a)           The Company shall pay to the Trustee from time to time such compensation for its services hereunder as the Company and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as shall be determined to have been caused by the Trustee’s own negligence, willful misconduct or bad faith.  Such expenses shall include the reasonable compensation, legal fees and expenses, disbursements and expenses of the Trustee’s agents, accountants, experts, nominees, custodians and counsel and any taxes or other expenses incurred by a trust created pursuant to Section 8.01.

(b)           The Company shall indemnify each of the Trustee, its directors, officers, employees, agents, affiliates, successors and each predecessor Trustee for, and hold them harmless against, any loss, claim, damage, liability or expense incurred by the Trustee, without negligence, willful misconduct or bad faith on its part arising out of or in connection with the acceptance and administration of this trust and its duties under the Indenture, including the reasonable fees and expenses of its attorneys (including, without limitation, for defending itself against any claim, whether asserted by the Company, a Holder or any other Person,  of liability arising hereunder).  The Trustee shall notify the Company reasonably promptly of any claim asserted against the Trustee of which a Responsible Officer has received written notice for which it may seek indemnity.  However, the failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company and Subsidiary Guarantors shall defend the claim and the Trustee shall cooperate in the defense (and may employ its own counsel) at the Company’s expense.  The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld or delayed.  The Company need not reimburse any expense or indemnify against any loss, expense, claim, damage or liability incurred by the Trustee determined by a court of competent jurisdiction to have been caused by the Trustee’s own negligence or willful misconduct.

(c)           To secure the payment obligations of the Company in this Section 7.07, the Trustee shall have a Lien prior to any Lien held by the Securityholders on all money and property held or collected by the Trustee as such for so long as the Trustee holds such money and property, except funds and property held in trust for the payment of principal of (and premium, if any) or interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of the Indenture for so long as the Trustee holds such money and property.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (5) or (6) of Section 6.01 occurs, the expenses (including the reasonable fees and expenses of its agents and counsel) and the compensation for the services shall be preferred over the status of the Holders in a proceeding under any Bankruptcy Law and are intended to constitute expenses of administration under any Bankruptcy Law.  The Company’s obligations under this Section 7.07 and any claim arising hereunder shall survive termination of the Indenture, the resignation or removal of any Trustee, the discharge of the Company’s obligations pursuant to Article VIII and any rejection or termination under any Bankruptcy Law.

SECTION 7.08.                   Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee with the Company’s consent.  The Company may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10;

(2)           the Trustee is adjudged a bankrupt or an insolvent;

(3)           a receiver or other public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes legally incapable of acting with respect to its duties hereunder.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture; provided, however, that no Trustee under the Indenture shall be liable for any act or omission of any successor Trustee.  A successor Trustee shall mail notice of its succession to each Securityholder.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company or the Holders of at least 10 percent in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee and the Company shall pay to any such replaced or removed Trustee all amounts owed under Section 7.07 upon such replacement or removal.

SECTION 7.09.                   Successor Trustee by Merger, Etc.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

SECTION 7.10.                   Eligibility; Disqualification.

The Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1) and 310(a)(5).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11.                   Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

ARTICLE VIII

SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 8.01.                   Legal Defeasance and Covenant Defeasance.

(a)           The Company may, at its option and at any time, with respect to the Notes, elect to have either paragraph (b) or paragraph (c) below applied to the outstanding Notes upon compliance with the conditions set forth in paragraph (d).

(b)          Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Company and the Subsidiary Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under the Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned, except for the following, which shall survive until otherwise terminated or discharged hereunder:  (i) the rights of the Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due; (ii) the Company’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes; (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture.  The Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to the Notes.

(c)           Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (c), the Company and the Subsidiary Guarantors shall be released and discharged from their obligations under any covenant contained in Article V and in Sections 4.03 through 4.18 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Subsidiary Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(3), nor shall any event referred to in Section 6.01(4) or (7) thereafter constitute a Default or an Event of Default thereunder but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.

(d)           The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

 (1)           The Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holder pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged (“U.S. Government Obligations”) or a combination thereof, maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of the reinvestment of such interest and principal and after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of independent public accountants, selected by the Company, expressed in a written certification thereof (in form and substance reasonably satisfactory to the Trustee) delivered to the Trustee, to pay the principal of, premium, if any, and interest on all the outstanding Notes of such series on the dates on which any such payments are due and payable in accordance with the terms of the Indenture and of the Notes;

(2)           Such deposits shall not cause the Trustee to have a conflicting interest as defined in and for purposes of the TIA;

(3)           No Default or Event of Default or event which with notice or lapse of time or both would become a Default or an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit or, insofar as Section 6.01(5) or (6) is concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(4)           Such deposit will not result in a Default under the Indenture or a breach or violation of, or constitute a default under, any other material instrument or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(5)           (i) In the event the Company elects paragraph (b) hereof, the Company shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to federal income taxes on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, or (ii) in the event the Company elects paragraph (c) hereof, the Company shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably acceptable to the Trustee, confirming that, Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(6)           The Company shall have delivered to the Trustee an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that the deposit under clause (1) was not made by the Company, a Subsidiary Guarantor or any Subsidiary of the Company with the intent of preferring the Holders of Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company, a Subsidiary Guarantor, or any Subsidiary of the Company or others;

(7)           The Company shall have delivered to the Trustee an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, to the effect that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(8)           The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 8.01 have been complied with; provided, however, that no deposit under clause (1) above shall be effective to terminate the obligations of the Company under the Notes or the Indenture prior to 90 days following any such deposit; and

(9)           The Company shall have paid all amounts owing to the Trustee pursuant to Section 7.07.

Notwithstanding the foregoing, the Opinion of Counsel required by paragraph (5) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date for the securities within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

SECTION 8.02.                   Satisfaction and Discharge.

In addition to the Company’s rights under Section 8.01, the Company may terminate all of its obligations under the Indenture (subject to Section 8.03) when:

(1)           Either (a) all Notes of such series theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) all Notes of such series not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have (i) become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)           the Company and/or the Subsidiary Guarantors have paid or caused to be paid all other sums payable under the Indenture; and

(3)           there exists no Default or Event of Default under the Indenture; and

(4)           the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the satisfaction and discharge of the Indenture have been complied with; and

(5)           the Company shall have paid all amounts owing to the Trustee pursuant to Section 7.07.

SECTION 8.03.                   Survival of Certain Obligations.

Notwithstanding the satisfaction and discharge of the Indenture and of the Notes referred to in Section 8.01 or 8.02, the respective obligations of the Company and the Trustee under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 2.12, 2.13, 4.01 (only in the case of Section 8.01), 4.02 and 6.07 (only in the case of Section 8.01), Article VII and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Sections 7.07, 8.05, 8.06 and 8.07 shall survive such satisfaction and discharge. Nothing contained in this Article VIII shall abrogate any of the rights, obligations or duties of the Trustee under the Indenture.

SECTION 8.04.                   Acknowledgment of Discharge by Trustee.

Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied, (ii) the Company has paid or caused to be paid all other sums payable hereunder by the Company, and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of the Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of the Company’s obligations under the Indenture except for those surviving obligations specified in Section 8.03.

SECTION 8.05.                   Application of Trust Assets.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01.  The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government Obligations, together with earnings thereon, through the Paying Agent, in accordance with the Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of and interest on the Notes.  The U.S. Legal Tender or U.S. Government Obligations so held in trust and deposited with the Trustee in compliance with Section 8.01 shall not be part of the trust estate under the Indenture, but shall constitute a separate trust fund for the benefit of all Holders entitled thereto.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

SECTION 8.06.                   Repayment to the Company or Subsidiary Guarantors; Unclaimed Money.

Subject to Sections 7.07 and 8.01 and to applicable laws relating to escheat, the Trustee shall promptly pay to the Company, or if deposited with the Trustee by any Subsidiary Guarantor, to such Subsidiary Guarantor, upon receipt by the Trustee of an Officers’ Certificate, any excess money, determined in accordance with Section 8.01, held by it at any time.  The Trustee and the Paying Agent shall pay to the Company or any Subsidiary Guarantor, as the case may be, upon receipt by the Trustee or the Paying Agent, as the case may be, of an Officers’ Certificate, any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required; provided, however, that the Trustee and the Paying Agent before being required to make any payment shall, at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein (which shall not be less than 30 days from the date of such mailing or publication and shall be at least two years after the date such money held by the Trustee for the payment of principal, premium, if any, or interest remains unclaimed), any unclaimed balance of such money then remaining will be repaid to the Company.  After payment to the Company or any Subsidiary Guarantor, as the case may be, Securityholders entitled to such money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

SECTION 8.07.                   Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with the Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then and only then the Company’s and each Subsidiary Guarantor’s, if any, obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had been made pursuant to the Indenture until such time as the Trustee is permitted to apply all such money or U.S. Government Obligations in accordance with the Indenture; provided, however, that if the Company or the Subsidiary Guarantors, as the case may be, have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Company or the Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.                   Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture, the Note Guarantees or the Notes of any series without the consent of any Holder of a Note of such series to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor entity of the obligations of the Company or a Subsidiary Guarantor under the Indenture;

(3)           provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986);

(4)           provide for any Guarantees of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted under the Indenture;

(5)           add to the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company;

(6)           make any change that does not adversely affect the rights of any Holder in any material respect;

(7)           make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially affect the rights of Holders to transfer Notes;

(8)           comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA;

(9)           convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with Section 4.13;

(10)         to evidence and provide for the acceptance of an appointment hereunder by a successor Trustee; or

(11)         to conform the “Description of the Notes” in the Prospectus Supplement, as set forth in an Officers’ Certificate delivered to the Trustee.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under the Indenture or otherwise.

SECTION 9.02.                   With Consent of Holders of Notes.

(a)           Except as provided below in this Section 9.02, the Indenture, the Note Guarantees and the Notes of any series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of such series then outstanding voting as a single class, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Note Guarantees or the Notes of such series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series voting as a single class.

(b)           Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

(c)           It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(d)           After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes of any series affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding of a series voting as a single class may waive compliance in a particular instance by the Company with any provision of the Indenture or the Notes with respect to such series.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes of such series held by a non-consenting Holder):

(1)           reduce the amount of Notes whose Holders must consent to an amendment;

(2)           reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(3)           reduce the principal of or change or have the effect of changing the fixed maturity of any Notes; or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(4)           make any Notes payable in money other than that stated in the Notes;

(5)           make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the then outstanding Notes to waive Defaults or Events of Default;

(6)           amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7)           modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in a manner which adversely affects the Holders; or

(8)           release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

SECTION 9.03.                  Compliance with Trust Indenture Act.

Every amendment or supplement to the Indenture or the Notes shall be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04.                  Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

SECTION 9.05.                   Trustee to Sign Amendments.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  None of the Company nor any Subsidiary Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it.  In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in conclusively relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by the Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).

ARTICLE X

GUARANTEE

SECTION 10.01.                 Note Guarantees.

(a)           Any Subsidiary Guarantor, as primary obligor and not merely as surety, hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)           Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.  The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.

(c)           Each Subsidiary Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d)           Each Subsidiary Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(e)           Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VI for the purposes of such Subsidiary Guarantor’s Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.

(f)           Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 10.02.                 Limitation on Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Subsidiary Guarantor (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable state law.  Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03.                 Successors and Assigns.

This Article X shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall ensure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

SECTION 10.04.                 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05.                 Release of Subsidiary Guarantor.

(a)           Upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; (b) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor; (c) if a Subsidiary Guarantor no longer guarantees or is otherwise obligated under any capital markets Indebtedness; (d) upon designation of a Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or (e) at the Company’s election, during any Suspension Period, such Subsidiary Guarantor shall be deemed released from all obligations under this Article X without any further action required on the part of the Trustee or any Holder.

If the Company exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with the provisions of Article VIII hereof or if its obligations under the Indenture are discharged in accordance with Section 8.02 hereof, each Subsidiary Guarantor shall be released from all obligations under this Article X without any further action required on the part of the Trustee or any Holder.  At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Subsidiary Guarantor pursuant to this Section 10.05.

SECTION 10.06.                 Subsidiary Guarantors May Consolidate, Etc., on Certain Terms.

(a)           Except as otherwise provided in Section 10.05, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless:

(1)           immediately after giving effect to such transactions, no Default or Event of Default exists; and

(2)           either:

 (A)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Supplemental Indenture pursuant to a supplemental indenture satisfactory to the Trustee; or

(B)           the Net Cash Proceeds of any such sale or other disposition of a Subsidiary Guarantor, to the extent required, are applied in accordance with the provisions of Section 4.05 hereof; and

(3)          the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, other disposition, consolidation or merger complies with the requirements of the Indenture.

(b)           In case of any such consolidation, merger, sale or conveyance and, if applicable, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of any Note Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Note Guarantees had been issued at the date of the execution hereof.

(c)           Except as set forth in Articles IV and V hereof, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

SECTION 10.07.                 Contribution.

Each Subsidiary Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each Subsidiary Guarantor, as applicable, in an amount equal to such Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.                 Compliance Certificates and Opinions.

(a)           Upon any application or request by the Company to the Trustee to take any action under any provision of the Indenture, the Company shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), provided for in the Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of the Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

(b)           Every certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture (other than annual statements of compliance provided pursuant to Section 8.04) shall include:

(1)           a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 11.02.                Acts of Securityholders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Securityholders or Securityholders of any series may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Securityholders in person or by an agent duly appointed in writing or may be embodied in or evidenced by an electronic transmission which identifies the documents containing the proposal on which such consent is requested and certifies such Securityholders’ consent thereto and agreement to be bound thereby; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company.  If any Notes are denominated in coin or currency other than that of the United States, then for the purposes of determining whether the Holders of the requisite principal amount of Notes have taken any action as herein described, the principal amount of such Notes shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Notes are denominated (as evidenced to the Trustee by an Officers’ Certificate) as of the date the taking of such action by the Holders of such requisite principal amount is evidenced to the Trustee as provided in the immediately preceding sentence.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Securityholders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Section 6.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness to such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by an officer of a corporation or a member of a partnership, on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority.  The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the security register for the Notes.

(d)           If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other action, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other action, but the Company shall have no obligation to do so.  Such record date shall be the later of 10 days prior to the first solicitation of such action or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after the record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Notes outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other action, and for that purpose the Notes outstanding shall be computed as of the record date; provided that no such authorization, agreement or consent by the Holders on the record date shall be deemed effective unless it shall become effective pursuant to the provisions of the Indenture not later than six months after the record date, and that no such authorization, agreement or consent may be amended, withdrawn or revoked once given by a Holder, unless the Company shall provide for such amendment, withdrawal or revocation in conjunction with such solicitation of authorizations, agreements or consents or unless and to the extent required by applicable law.

(e)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon whether or not notation of such action is made upon such Note.

SECTION 11.03.                 Notices, etc., to Trustee and Company.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Securityholders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with:

(1)           the Trustee by any Securityholder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention:  Corporate Trust Services Administrator for Dana Holding; or

(2)           the Company by the Trustee or by any Securityholder shall be sufficient for every purpose hereunder (except as provided in Section 7.05 or, in the case of a request for repayment, as specified in the Note carrying the right to repayment) if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this instrument, Attention:  Office of the General Counsel, or at the address last furnished in writing to the Trustee by the Company.

SECTION 11.04.                Notices to Securityholders; Waiver.

Where the Indenture or any Note provides for notice to Securityholders of any event, such notice shall be sufficiently given (unless otherwise herein or in such Note expressly provided) if in writing and mailed, first-class postage prepaid, to each Securityholder affected by such event, at his address as it appears in the security register for the Notes, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Securityholders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Securityholder shall affect the sufficiency of such notice with respect to other Securityholders.  Where the Indenture or any Note provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Securityholders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or otherwise, it shall be impractical to mail notice of any event to any Securityholder when such notice is required to be given pursuant to any provision of the Indenture, then any method of notification as shall be satisfactory to the Trustee and the Company shall be deemed to be a sufficient giving of such notice.

SECTION 11.05.                Conflict with Trust Indenture Act.

If and to the extent that any provision hereof limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in the Indenture by operation of, any of Sections 310 to 318, inclusive, of the Trust Indenture Act, such imposed duties or incorporated provision shall control.

SECTION 11.06.                Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 11.07.           Successors and Assigns.

All covenants and agreements in the Indenture by the Company and the Subsidiary Guarantors, if any, shall bind their respective successors and assigns, whether so expressed or not.

SECTION 11.08.           Separability Clause.

In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.09.           Benefits of Indenture.

Nothing in the Indenture or in any Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Authenticating Agent or Paying Agent, the Registrar and the Holders of Notes (or such of them as may be affected thereby), any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 11.10.           Governing Law; Waiver of Jury Trial.

The Indenture shall be construed in accordance with and governed by the laws of the State of New York.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.11.               Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of the Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 11.12.           U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 11.13.               Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused the Indenture to be duly executed as of the date first written above.

DANA HOLDING CORPORATION

By:	/s/ Ralph A. Than
Name: Ralph A. Than
Title: Vice President and Treasurer

[Signature Page to Indenture – Dana Holding Corporation]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

[Signature Page to Indenture – Trustee]

EXHIBIT A

[Global Note Legend] THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

DANA HOLDING CORPORATION

6.500% Notes
due February 15, 2019

CUSIP No.:

No. [ ]	$[ ]

DANA HOLDING CORPORATION, a Delaware corporation (the “Company,” which term includes any successor corporation), for value received promises to pay to Cede & Co. or registered assigns, the principal sum of [  ] Dollars, on February 15, 2019.

Interest Payment Dates:  February 15 and August 15, commencing August 15, 2011.

Record Dates:  February 1 and August 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:  [Date of Execution]

DANA HOLDING CORPORATION

By:
Name:
Title:

Dated:  [Date of Execution]

Attest:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 6.500% Notes due 2019 referenced in the within-mentioned Indenture.

Dated:  [Date of Authentication]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

(REVERSE OF SECURITY)

DANA HOLDING CORPORATION

6.500% Notes
due February 15, 2019

1.	Interest.

DANA HOLDING CORPORATION, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.  The Company will pay interest semi-annually on February 15 and August 15 of each year (an “Interest Payment Date”), commencing August 15, 2011.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 28, 2011.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal from time to time on demand at the same rate per annum borne by the Notes (without regard to any applicable grace periods) to the extent lawful.

2.	Method of Payment.

The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are canceled on registration of transfer or registration of exchange after such Record Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3.	Paying Agent and Registrar.

Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

4.	Indenture.

The Company issued the Notes under an indenture by and between the Company and the Trustee, dated as of January 28, 2011 (the “Base Indenture” ), as supplemented by the First Supplemental Indenture by between the Company and the Trustee, dated as of January 28, 2011 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture” ). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are governed by all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.

5.	Optional Redemption.

The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on and after February 15, 2015 upon not less than 30 nor more than 60 days’ notice, unless a shorter notice period shall be agreed to by the Trustee, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on February 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to (but not including) the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2015	103.250%
2016	101.625%
2017 and thereafter	100.000%

At any time prior to February 15, 2015, the Notes may also be redeemed in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to (but not including) the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time prior to February 15, 2015, during any 12-month period (except the period ending on February 15, 2012 shall be extended to commence on the Issue Date), we may at our option redeem up to 10% of the aggregate principal amount of the 2019 Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of redemption.

6.	Optional Redemption upon Equity Offerings.

At any time, or from time to time, on or prior to February 15, 2014, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes issued at a redemption price equal to 106.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the aggregate principal amount of Notes issued remains outstanding immediately after any such redemption.  In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

7.	Notice of Redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date, unless a shorter notice period shall be agreed to by the Trustee, to each Holder of Notes to be redeemed at such Holder’s registered address.  Notes in denominations of $2,000 may be redeemed only in whole.  The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $2,000.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

8.	Change of Control Offer.

Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

9.	Limitation on Disposition of Assets.

The Company is, subject to certain conditions, obligated to make an offer to purchase Notes at 100% of their principal amount plus accrued and unpaid interest to the date of repurchase with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

10.	Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000.  A Holder shall register the transfer of or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes or portions thereof selected for redemption, except the unredeemed portion of any security being redeemed in part.

11.	Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Funds.

Subject to any applicable escheat laws, if funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request.  After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

13.	Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Indenture and the Notes except for certain provisions thereof, and may be discharged from its obligations to comply with certain covenants contained in the Indenture and the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

14.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially adversely affect the rights of any Holder of a Note.

15.	Restrictive Covenants.

The Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to make restricted payments, to incur indebtedness, to create liens, to issue preferred or other capital stock of subsidiaries, to sell assets, to permit restrictions on dividends and other payments by subsidiaries to the Company, to consolidate, merge or sell all or substantially all of its assets, to engage in transactions with affiliates or to engage in certain businesses.  The limitations are subject to a number of important qualifications and exceptions.

16.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity or security satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium or interest, including an accelerated payment) if it determines that withholding notice is in their interest.

17.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, any Guarantor and their respective Affiliates as if it were not the Trustee.

18.	No Recourse Against Others.

No stockholder, director, officer, employee or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

19.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

20.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint
agent to transfer this Note on the books of the Company.

The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 or Section 4.17 of the Indenture, check the appropriate box:

Section 4.05 ☐ Section 4.17 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.05 or Section 4.17 of the Indenture, state the amount:  $ _______

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion
Program
(or other signature guarantor reasonably acceptable to the
Trustee)

EXHIBIT B

[FORM OF 2021 NOTES]

[Global Note Legend] THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

DANA HOLDING CORPORATION

6.750% Notes
due February 15, 2021

CUSIP No.:

No. [ ]	$[ ]

DANA HOLDING CORPORATION, a Delaware corporation (the “Company,” which term includes any successor corporation), for value received promises to pay to Cede & Co. or registered assigns, the principal sum of [  ] Dollars, on February 15, 2021.

Interest Payment Dates:  February 15 and August 15, commencing August 15, 2011.

Record Dates:  February 1 and August 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:  [Date of Execution]

DANA HOLDING CORPORATION

By:
Name:
Title:

Dated:  [Date of Execution]

Attest:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 6.750% Notes due 2021 referenced in the within-mentioned Indenture.

Dated:  [Date of Authentication]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(REVERSE OF SECURITY)

DANA HOLDING CORPORATION

6.750% Notes
due February 15, 2021

1.	Interest.

DANA HOLDING CORPORATION, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.  The Company will pay interest semi-annually on February 15 and August 15 of each year (an “Interest Payment Date”), commencing August 15, 2011.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 28, 2011.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal from time to time on demand at the same rate per annum borne by the Notes (without regard to any applicable grace periods) to the extent lawful.

2.	Method of Payment.

The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are canceled on registration of transfer or registration of exchange after such Record Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3.	Paying Agent and Registrar.

Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

4.	Indenture.

The Company issued the Notes under an indenture by and between the Company and the Trustee, dated as of January 28, 2011 (the “Base Indenture” ), as supplemented by the First Supplemental Indenture by between the Company and the Trustee, dated as of January 28, 2011 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture” ). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are governed by all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.

5.	Optional Redemption.

The Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on and after February 15, 2016 upon not less than 30 nor more than 60 days’ notice, unless a shorter notice period shall be agreed to by the Trustee, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on February 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to (but not including) the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2016	103.375%
2017	102.250%
2018	101.125%
2019 and thereafter	100.000%

At any time prior to February 15, 2016, the Notes may also be redeemed in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to (but not including) the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time prior to February 15, 2016, during any 12-month period (except the period ending on February 15, 2012 shall be extended to commence on the Issue Date), we may at our option redeem up to 10% of the aggregate principal amount of the 2019 Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of redemption.

6.	Optional Redemption upon Equity Offerings.

At any time, or from time to time, on or prior to February 15, 2014, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes issued at a redemption price equal to 106.750% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the aggregate principal amount of Notes issued remains outstanding immediately after any such redemption.  In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

7.	Notice of Redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date, unless a shorter notice period shall be agreed to by the Trustee, to each Holder of Notes to be redeemed at such Holder’s registered address.  Notes in denominations of $2,000 may be redeemed only in whole.  The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $2,000.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

8.	Change of Control Offer.

Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

9.	Limitation on Disposition of Assets.

The Company is, subject to certain conditions, obligated to make an offer to purchase Notes at 100% of their principal amount plus accrued and unpaid interest to the date of repurchase with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

10.	Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000.  A Holder shall register the transfer of or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes or portions thereof selected for redemption, except the unredeemed portion of any security being redeemed in part.

11.	Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Funds.

Subject to any applicable escheat laws, if funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request.  After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

13.	Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Indenture and the Notes except for certain provisions thereof, and may be discharged from its obligations to comply with certain covenants contained in the Indenture and the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

14.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially adversely affect the rights of any Holder of a Note.

15.	Restrictive Covenants.

The Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to make restricted payments, to incur indebtedness, to create liens, to issue preferred or other capital stock of subsidiaries, to sell assets, to permit restrictions on dividends and other payments by subsidiaries to the Company, to consolidate, merge or sell all or substantially all of its assets, to engage in transactions with affiliates or to engage in certain businesses.  The limitations are subject to a number of important qualifications and exceptions.

16.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity or security satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium or interest, including an accelerated payment) if it determines that withholding notice is in their interest.

17.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, any Guarantor and their respective Affiliates as if it were not the Trustee.

18.	No Recourse Against Others.

No stockholder, director, officer, employee or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

19.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

20.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint
agent to transfer this Note on the books of the Company.

The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 or Section 4.17 of the Indenture, check the appropriate box:

Section 4.05 ☐ Section 4.17 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.05 or Section 4.17 of the Indenture, state the amount:  $ ________

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion
Program
(or other signature guarantor reasonably acceptable to the
Trustee)